Aetna Life Insurance and Annuity Company

                              ENDORSEMENT

The Contract is hereby endorsed as follows:

Section 5.01(a) Deferred Compensation Plan -- Control of Contract is amended by adding the following new paragraph.

Effective as described in the following sentence, all amounts maintained under this Contract, and any amounts withdrawn or paid from this Contract, are required to be utilized for the exclusive benefit of Participants and Participants' beneficiaries in accordance with
Section 457(g) of the Internal Revenue Code of 1986, as amended. This paragraph shall be effective (i) immediately if the Plan was not yet in existence on August 20, 1996, or (ii) upon the earlier of the date of the employer's election to maintain set-asides for the exclusive benefit of Participants and Participants' beneficiaries in accordance with Code Section 457(g) and January 1, 1999, if the Plan was already in effect on August 20, 1996.

Endorsed and made a part of this Contract effective [July 1, 1998].

                                    /s/ Thomas J. McInerney
                                        President
                                        Aetna Life Insurance and Annuity Company








E98-G-CDA-HF/HD                                                            1/98